UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2015

Applied Materials, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-06920	94-1655526
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3050 Bowers Avenue P.O. Box 58039 Santa Clara, CA		95052-8039
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (408) 727-5555

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On October 2, 2015, Applied Materials, Inc. (“Applied”) issued a notice to redeem all of its 2.650% Senior Notes due 2016 (the “Notes”), of which $400 million aggregate principal amount is outstanding.

The Notes will be redeemed in accordance with their terms on November 5, 2015 (the “Redemption Date”) at a price equal to the greater of (a) 100% of the principal amount of the Notes and (b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes discounted to the Redemption Date on a semi-annual basis using a discount rate equal to the treasury rate plus 15 basis points, together with any accrued and unpaid interest.

Applied intends to use a portion of the net proceeds from the issuance of its senior unsecured notes on September 24, 2015 to fund the redemption of the Notes.

Forward-Looking Statements

This report contains forward-looking statements, including those regarding the completion of the redemption and the anticipated source of funds for the redemption. These statements and their underlying assumptions are subject to risks and uncertainties and are not guarantees of future performance. Factors that could cause actual results to differ materially from those expressed or implied by such statements include the risks and uncertainties described in Applied’s most recent Form 10-Q and other SEC filings. These and many other factors could cause actual results to differ materially from expectations based on forward-looking statements made in this report or elsewhere by Applied or on its behalf. All forward-looking statements are based on management’s estimates, projections and assumptions as of the date hereof, and Applied assumes no obligation to update them.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Applied Materials, Inc. (Registrant)

Dated: October 2, 2015

	By:	/s/ Thomas F. Larkins
Thomas F. Larkins Senior Vice President, General Counsel and Corporate Secretary